Exhibit 99.1

Motion Acquisition Corp. and DocGo Announce DocGo’s Record Preliminary First Quarter 2021 Results

Revenue more than triples from prior year to $49 million

DocGo raises full-year revenue outlook

NEW YORK, April 28, 2021 /PRNewswire/ -- Motion Acquisition Corp. (“Motion”) (Nasdaq: MOTN), a publicly traded special purpose acquisition company, announced today that its merger partner Ambulnz, Inc., dba DocGo, a leading provider of last-mile telehealth and integrated medical mobility services, has disclosed select preliminary unaudited financial results for its first quarter ended March 31, 2021.

“In the first quarter, our TeleHealth Plus and mobility offerings continued to deliver tremendous value for our customers and the patients in their care,” said Stan Vashovsky, CEO of DocGo.  “As a result of strong demand for our services, we exceeded our internal forecast for the period with a more than three-fold increase in revenue to a record level.  We expect favorable business conditions to continue, and we are raising our revenue outlook for the full year.”

Preliminary First Quarter 2021 Financial Highlights and Full-Year Revenue Outlook

●	Total revenue was an estimated $49.6 million in the first quarter of 2021, representing a 270% increase from $13.4 million in the first quarter of 2020.

●	Excluding COVID-related testing, revenue more than doubled year-over-year, with momentum expected to continue in the core business.

●	Telehealth Plus revenue increased to nearly $30 million in the first quarter of 2021, compared to $0.5 million in the prior-year period.

●	Net loss for the first quarter of 2021 narrowed significantly to $1.7 million from $6.0 million in the first quarter of last year. Profitability on an Adjusted EBITDA basis was $0.7 million in the first quarter of 2021 despite significant investments made in regional expansion and personnel, versus an Adjusted EBITDA loss of $4.5 million in the prior-year period.

●	As a result of the record first quarter 2021 revenue performance and positive business trends expected for the balance of the year, DocGo is raising its outlook for full-year 2021 revenue to at least $160 million, compared to its prior outlook for 2021 revenue of $155 million.

First Quarter 2021 Business Highlights

●	Expanded TeleHealth Plus offerings, with home visit programs for Long Island Select Healthcare in New York and Martin Luther King Hospital in Los Angeles. Under both programs, DocGo provides a wide range of in-home, last-mile telehealth services.

●	Helped bring live sports back to NYC by providing in-arena medical services and COVID testing at Madison Square Garden, Barclays Center, Citi Field and Nassau Coliseum.

●	Completed rollout of 40 mobile testing units for NYC Health + Hospitals and NYC Test & Trace Corps, and became a leading facilitator of COVID vaccinations in New York State.

●	Launched medical transport services in Wisconsin to provide improved transportation experience for Fresenius Medical Care North America kidney dialysis patients.

“We are impressed with DocGo’s preliminary results for the first quarter, which reflect the tremendous strength of the company’s reach and relationships with its customers,” stated Michael Burdiek, Chief Executive Officer of Motion. “We believe that DocGo is well-positioned for continued long-term growth, and these results reaffirm our confidence in the long-term value that we believe DocGo will provide to its shareholders.”

The foregoing unaudited preliminary financial results represent the most current information available to DocGo and are based on calculations or figures prepared internally that have not yet been reviewed or audited by DocGo’s independent registered public accounting firm.  DocGo plans to provide its full financial results for the first quarter of 2021 in a registration statement on Form S-4 relating to the proposed business combination.   Actual first quarter financial results may be materially different from the preliminary results described above and are subject to the risk factors and uncertainties identified in this press release and in the filings with the Securities and Exchange Commission (SEC) that will be made by Motion and DocGo.

About DocGo

DocGo is a leading provider of last-mile telehealth and integrated medical mobility services. DocGo is disrupting the traditional four-wall healthcare system by providing care at the scale of humanity. DocGo’s innovative technology and dedicated field staff of certified health professionals elevate the quality of patient care and drive business efficiencies for facilities, hospital networks and health insurance providers. With TeleHealth Plus, DocGo empowers the full promise and potential of telehealth by facilitating healthcare treatment, in tandem with a remote physician, in the comfort of a patient’s home or workplace. Together with DocGo’s integrated Ambulnz transportation services, DocGo is bridging the gap between physical and virtual care. DocGo recently announced that it entered into a definitive business combination agreement with Motion Acquisition Corp. (Nasdaq: MOTN), a publicly traded special purpose acquisition company.  Upon closing of the transaction, the combined company will operate under the DocGo name and will be listed on Nasdaq under the new ticker symbol “DCGO”.  For more information, please visit www.docgo.com.

About Motion Acquisition Corp.

Motion Acquisition Corp. is a special purpose acquisition company (SPAC) formed for the purpose of effecting a business combination with one or more target businesses or entities. Motion was founded by a management team and board comprised of seasoned business executives recognized as pioneers in the transportation software and technology sector that possess substantial operating and acquisition experience. Motion is listed on Nasdaq under the ticker symbol “MOTN.” For more information, please visit https://motionacquisition.com.

Non-GAAP Financial Measure

“GAAP” refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This announcement includes a non-GAAP financial measure as defined in Regulation G promulgated by the SEC. We believe that our presentation of a non-GAAP financial measure provides useful supplementary information to investors. This non-GAAP financial measure is provided in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.  In this announcement, we report the non-GAAP financial measure of Adjusted EBITDA, which we define as earnings before investment income, interest expense, taxes, depreciation, amortization, stock-based compensation, litigation provisions and merger-related expenses.  We use this non-GAAP financial measure to provide investors with additional information about our financial performance and future prospects of our core business activities. Internally, this non-GAAP measure is used by management for purposes of evaluating our core operating performance, establishing internal budgets, calculating return on investment for development programs and growth initiatives, comparing performance with internal forecasts, strategic planning, evaluating and valuing potential acquisition candidates and how their operations compare to our operations, and benchmarking performance externally against our competitors. We believe this non-GAAP financial information provides additional insight into our financial performance and have therefore chosen to provide this information to investors to help them evaluate our results of operations and enhance the ability to make period-to-period comparisons.

Cautionary Statement Regarding Preliminary Estimated Results

The preliminary estimated results for DocGo’s first quarter ended March 31, 2021 are preliminary, unaudited and subject to completion. They reflect DocGo management’s current views and may change as a result of DocGo’s further review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary results are subject to the finalization, and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP.  Motion and DocGo caution you that these preliminary results are not guarantees of future performance or outcomes, and that actual results may differ materially from those described above. For more information regarding factors that could cause actual results to differ from those described above, please see “Cautionary Statement Regarding Forward-Looking Statements” below.

The preliminary estimated results have been prepared by, and are the responsibility of, DocGo’s management. DocGo’s independent registered public accounting firm has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial information, and does not express an opinion or any other form of assurance with respect thereto.

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning DocGo. These statements include, but are not limited to, statements that address our expected future business and financial performance and statements about (i) our plans, objectives and intentions with respect to future operations, services and products, (ii)  our competitive position and opportunities, and (iii) other statements identified by words such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict” “project”, “aim”, “goal”, “outlook”, “guidance”, and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, and current market trends and conditions.  Forward-looking statements inherently involve risks and uncertainties, many of which are beyond our control, and which may cause actual results to differ materially from those contained in our forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect current or future results include possible accounting adjustments made in the process of finalizing reported financial results; any risks associated with global economic conditions and concerns; the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, such as the coronavirus (COVID-19) pandemic; competitive pressures; pricing declines; rates of growth in our target markets; our ability to improve gross margins; cost-containment measures; legislative and regulatory actions; the impact of legal proceedings and compliance risks; the impact on our business and reputation in the event of information technology system failures, network disruptions, cyber-attacks, or losses or unauthorized access to, or release of, confidential information; and the ability of the company to comply with laws and regulations regarding data privacy and protection. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This press release relates to a proposed transaction between DocGo and Motion. Motion intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Motion, referred to as a proxy statement/prospectus, and certain related documents, to be used at the meeting of Motion stockholders to approve the proposed business combination and related matters. Investors and security holders of Motion are urged to read the registration statement, the proxy statement/prospectus, and any amendments thereto, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about DocGo, Motion, and the proposed transaction. The definitive proxy statement will be mailed to Motion stockholders as of a record date to be established for voting on the proposed business combination. Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Motion, once such documents are filed, through the website maintained by the SEC at www.sec.gov.

The documents filed by Motion with the SEC also may be obtained free of charge at Motion’s website at https://motionacquisition.com or upon written request to Motion’s counsel, Graubard Miller, 405 Lexington Avenue, New York, NY 10174.  The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in Solicitation

Motion, DocGo, and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the eventual solicitation of proxies from Motion’s stockholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contacts:
Blueshirt Capital Advisors
Jonathan Schaffer / Michael Anderson
ir@docgo.com

Media Contact:
Ahron Weiner
DocGo
ahron@DocGo.com
516-244-4168

3